UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRON MOUNTAIN INCORPORATED

745 Atlantic Avenue

Boston, Massachusetts 02111

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2006

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

Iron Mountain Incorporated will hold its 2006 Annual Meeting of Stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts, on May 25, 2006 at 10:00 a.m. local time for the following purposes:

1.                To elect the directors of Iron Mountain Incorporated for a one-year term or until their successors are elected and qualified;

2.                To approve an amendment to the Amended and Restated Certificate of Incorporation of Iron Mountain Incorporated to increase the number of authorized shares of Common Stock, par value $0.01 per share, from 200,000,000 to 400,000,000;

3.                To approve an amendment to the Iron Mountain Incorporated 2002 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 3,352,543 to 8,352,543;

4.                To approve an amendment to the Iron Mountain Incorporated 2003 Senior Executive Incentive Program to increase the maximum compensation payable thereunder and modify and to re-approve the payment criteria thereunder;

5.                To approve the adoption of the Iron Mountain Incorporated 2006 Senior Executive Incentive Program;

6.                To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

7.                To transact such other business as may properly come before the Annual Meeting.

Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 13, 2006 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own. The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Annual Meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Annual Meeting and voting in person.

All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

GARRY B. WATZKE, Secretary

Boston, Massachusetts
April 26, 2006

IRON MOUNTAIN INCORPORATED

745 ATLANTIC AVENUE

BOSTON, MASSACHUSETTS 02111

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 25, 2006

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Iron Mountain Incorporated (“Iron Mountain” or the “Company”) for use at the Annual Meeting of Stockholders to be held on May 25, 2006 (the “Annual Meeting”) or at any adjournment or postponement thereof.

The Company’s Annual Report to Stockholders for the year ended December 31, 2005 is being mailed to stockholders with the mailing of this proxy statement on or about April 26, 2006.

Iron Mountain will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as the firm of Georgeson Shareholder, which has been retained by the Company to assist in the solicitation for a fee of approximately $7,500 plus reasonable expenses.

Revocability of Proxies

Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. You may revoke your proxy by delivering to the Secretary of the Company at the address given above a written notice of revocation or another duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Record Date, Voting and Share Ownership

Iron Mountain’s common stock, $0.01 par value per share (the “Common Stock”), is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. As of the close of business on April 13, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, 131,865,779 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter.

The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Shares represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares represented by “broker non-votes” will not be treated as present for purposes of determining a quorum. A broker non-vote occurs on an item when a broker identified as the record holder of shares is not permitted by the rules of the New York Stock Exchange (“NYSE”) to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. However, shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if the shares are not voted on every matter.

A proxy in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be counted:

•       “For” the election of the nominees for director listed herein;

•       “For” the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $0.01 per share, from 200,000,000 to 400,000,000;

•       “For” the approval of an amendment to the Iron Mountain Incorporated 2002 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 3,352,543 to 8,352,543;

•       “For” the approval of an amendment to the Iron Mountain Incorporated 2003 Senior Executive Incentive Program to increase the maximum compensation payable thereunder and to modify and re-approve the payment criteria thereunder;

•       “For” the adoption of the Iron Mountain Incorporated 2006 Senior Executive Incentive Program; and

•       “For” the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

Abstentions or withheld votes and broker non-votes will not be counted as votes cast and, therefore, will not affect any of the matters being submitted to the stockholders at the Annual Meeting.

Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

ITEM 1

ELECTION OF DIRECTORS

The Board currently consists of eight directors, each of whom serves for a one-year term which will expire at the Annual Meeting. At the Annual Meeting, all directors are to be elected for one-year terms to serve until the Company’s 2007 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board has selected as nominees the following individuals who are current directors of the Company: Clarke H. Bailey, Constantin R. Boden, Kent P. Dauten, John F. Kenny, Jr., Arthur D. Little, C. Richard Reese and Vincent J. Ryan. Each has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

B. Thomas Golisano has served as a member of the Board of Directors since June 1997. Mr. Golisano has informed the Company that he does not wish to serve another term on the Board, so his directorship will expire on May 25, 2006. No new director is currently being nominated to take Mr. Golisano’s place.

The Company’s officers were last elected as a group on May 26, 2005. At a meeting to be held immediately following the Annual Meeting, the Board currently intends to elect officers of the Company. All executive officers hold office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until they sooner die, resign or are removed. Except for T. Anthony Ryan, the Company’s Senior Vice President, Real Estate, and Vincent J. Ryan, a director, who are brothers, there are no family relationships between or among any of the Company’s officers or directors.

Required Vote

The affirmative vote of holders of a plurality of the votes properly cast at the Annual Meeting is required to elect each director. For purposes of determining which nominees receive a plurality, only those cast “For” are included, and any withheld votes or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the election of each of the nominees listed below to serve as directors of Iron Mountain until the 2007 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Set forth below is the name and age of each director nominated to serve an additional term, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a director, as of April 13, 2006.

Nominee	Principal Occupations and Business Experience During the Past Five Years
Clarke H. Bailey Age 51

Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of Glenayre Technologies, Inc., a publicly held company engaged in the manufacture and distribution of CD’s and DVD’s and in the development and sale of software and equipment in the wireless communications industry, and has served as its Chairman since June 1999 and its Chief Executive Officer since November 2003. Mr. Bailey is also a director of Tengasco, Inc. and ACT Teleconferencing, Inc. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania.

Constantin R. Boden Age 69

Mr. Boden has been one of our directors since December 1990. Since January 1995, Mr. Boden has been the principal of Boden Partners LLC. He holds a Master of Business Administration degree from Harvard Business School.

Kent P. Dauten Age 50

Mr. Dauten has been one of our directors since November 1997. He also serves as Managing Director of Keystone Capital, Inc., a management and consulting advisory services firm, a position he has held since March 1994. Mr. Dauten currently serves as a director of Health Management Associates, Inc., a hospital management firm. Mr. Dauten holds a Master of Business Administration degree from Harvard Business School.

John F. Kenny, Jr. Age 48

Mr. Kenny has been one of our directors since March 2000. He is also an Executive Vice President and the Chief Financial Officer of the Company, positions he has held since May 1997. Mr. Kenny joined Iron Mountain in 1991 and held a number of operating positions before assuming the position of Vice President of Corporate Development in 1995. He holds a Master of Business Administration degree from Harvard Business School.

Arthur D. Little Age 62

Arthur D. Little has been one of our directors since November 1995. Mr. Little is a principal of A & J Acquisition Company, Inc., which he founded in 1996. He holds a Bachelor of Arts degree in history from Stanford University.

C. Richard Reese Age 60

Mr. Reese has been one of our directors since 1990. Mr. Reese is Chairman of the Board, a position he has held since November 1995, and the Chief Executive Officer of the Company, a position he has held since 1981. Mr. Reese is a member of the investment committee of Schooner Capital, LLC (“Schooner”), a stockholder in the Company. He is also a director of Ardais Corporation, Bird Dog Solutions, Inc. and Continental Fire, Inc. He holds a Master of Business Administration degree from Harvard Business School.

Vincent J. Ryan Age 70

Mr. Ryan has been one of our directors since prior to 1990. Mr. Ryan is the founder of Schooner and its predecessor, Schooner Capital Corporation. Mr. Ryan has served as the Chairman and Chief Executive Officer of Schooner since 1971, and as its President from 1971 to 1985 and from 1996 to 1999. Prior to November 1995, Mr. Ryan served as Chairman of Iron Mountain’s Board.

Set forth below is the name and age of each executive officer who is not a director of the Company, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a director, as of April 13, 2006.

Name	Principal Occupations and Business Experience During the Past Five Years
Robert T. Brennan Age 45

Robert T. Brennan assumed the role of President and Chief Operating Officer of Iron Mountain in November 2005; he had served as President of Iron Mountain’s North American businesses since joining Iron Mountain in November, 2004. Mr. Brennan joined Iron Mountain through the acquisition of Connected Corporation, where he served as Chief Executive Officer since 2000. Before Connected, Mr. Brennan was a general manager with Cisco Systems, Inc. (“Cisco”) for network and service management. Mr. Brennan also served as Chief Executive Officer of American Internet Corporation prior to its acquisition by Cisco in 1998. He holds a Bachelor’s degree in psychology from Manhattan College.

Harold E. Ebbighausen Age 51

Mr. Ebbighausen assumed the role of Group President of North American Service Delivery in December 2004. From 1998 through 2004, he served as the President of Iron Mountain Off-Site Data Protection (“IMOSDP”), a division of Iron Mountain Information Management, Inc. (“IMIM”). Mr. Ebbighausen had been an Executive Vice President of the Company since July 1997.

John J. Connors Age 50

Mr. Connors was appointed Executive Vice President, Sales and Marketing in February 2005. From 1999 to 2005, Mr. Connors served as Chief Executive Officer of Intrinsiq Research, a privately held company in the field of chemotherapy management software and information for the cancer care market. Prior to 1999, Mr. Connors served, at different times, as Chief Executive Officer of Molecular Insight Pharmaceuticals, Inc. and Kidsoft, LLC and as President of Merisel, Inc.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer fee of $20,000 as compensation for his services as a member of the Board and, during 2005 and until the effectiveness of the changes described in the next paragraph, each director received $1,000 for attendance at each Board and committee meeting. In addition, committee chairmen of the Compensation and Nominating and Governance Committees receive an annual retainer of $5,000; the chairman of the Audit Committee receives an annual retainer of $20,000; and the “lead director” receives an annual retainer of $25,000. The Company also has a program by which it grants its nonemployee directors options to purchase shares of the Company’s Common Stock every three years in an amount such that the product of the exercise price and the number of shares covered by the grant equals $200,000. Each such option has an exercise price equal to fair market value (as defined in the relevant plan under which it is granted) on the date of grant, vests in equal amounts over a period of three years (subject to the optionee’s continuing to be a director) and has a ten year term. Options have been and will continue to be granted under the Iron Mountain Incorporated 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, and for other expenses incurred in their capacities as directors. The Company paid a total of $267,800 in cash for directors fees in respect of services for 2005.

Effective May 25, 2006, the non-employee director compensation arrangements described in the preceding paragraph will change as follows. Each director who is not an employee of the Company will receive $1,500 for in person attendance at Board and committee meetings or $750 for attendance by teleconference. Also effective May 25, 2006, the Company’s option program for non-employee directors will be revised to grant its nonemployee directors non-qualified stock options to purchase shares of the Company’s Common Stock having an aggregate value of $75,000, calculated based on the Black-Scholes valuation model. Each such option will have an exercise price equal to fair market value (as defined in the relevant plan under which it is granted) on the date of grant and will vest 100% on the first anniversary of the grant. These non-qualified stock options will be granted to all non-employee directors on May 25, 2006, and annually thereafter as of the first Board meeting following the Company’s annual meeting of stockholders. Newly elected non-employee directors receive their first grant as of the date of their election. Other compensation arrangements, such as the annual retainers, will not change.

Board of Directors and Committees

Independence.   Our Board is comprised of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company, including its subsidiaries, that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has determined that the following directors qualify as independent under NYSE rules:  Messrs. Bailey, Boden, Dauten and Little. Mr. Golisano, who is retiring from the Board effective May 25, 2006, also qualified as an independent director. Our Board has concluded that none of these directors possessed the categorical relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his service as a director and on committees of the Board.

Two of our directors, Messrs. Kenny and Reese, are management employees involved in our day-to-day activities and are not considered to be independent directors. Additionally, although none of the relationships Mr. Ryan has with the Company would be sufficient to classify him as not independent under NYSE rules, the Board has determined not to consider Mr. Ryan as an independent director due to his position with Schooner, the familial relationship between Mr. Ryan and T. Anthony Ryan, an officer of the Company, and Schooner’s lease with the Company.

Attendance.   During the fiscal year ended December 31, 2005, the Board held four regular meetings and took one action by written consent. Except for Mr. Golisano, each director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served. Except for Mr. Golisano, all of our directors attended our 2005 annual meeting of stockholders. All directors nominated for reelection are expected to attend the Annual Meeting. Our policy with respect to directors’ attendance at our annual meetings of stockholders can be found in our corporate governance guidelines, the full text of which appears under the heading “Investors/Corporate Governance” on our website at www.ironmountain.com. A printed copy of our corporate governance guidelines is also available free of charge to any stockholder who requests a copy.

Committees.   The Board of the Company has a standing Audit Committee, Executive Committee, Nominating and Governance Committee and Compensation Committee. The Board has adopted charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which is available on our website at www.ironmountain.com under the heading “Investors/Corporate Governance.” A printed copy of these charters is also available free of charge to any stockholder who requests a copy. The Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee have conducted and will continue to conduct annual self-evaluations. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each of these committees of their effectiveness as a group in fulfilling charter requirements and other responsibilities, as well as areas for improvement. During the fiscal year ended December 31, 2005, the Audit Committee held eight meetings, the Executive Committee held one meeting and took six actions by written consent, the Compensation Committee held seven meetings and the Nominating and Governance Committee held one meeting.

Audit Committee.   The Audit Committee consists of three members, Messrs. Boden (Chairman), Little and Dauten, each of whom is independent as defined by the rules of the Securities and Exchange Commission (“SEC”), NYSE listing standards and the Audit Committee Charter. The Board has determined that Mr. Boden is an audit committee financial expert as defined by the rules of the SEC. Additionally, the Board has determined that each of the three members of the Audit Committee is financially literate as defined by the NYSE listing standards. The Audit Committee (1) assists the Board in oversight of the integrity of the Company’s financial statements, (2) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements, (3) assists the Board in oversight of the independent auditor’s qualifications and independence, (4) assists the Board in oversight of the performance of the Company’s internal audit function and independent auditors, (5) prepares an Audit Committee report as required by the SEC to be included in the annual proxy statement, (6) performs such other duties as the Board may assign to the Committee from time to time and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website at www.ironmountain.com under the heading “Investors/Corporate Governance.”

Executive Committee.   The Executive Committee consists of Messrs. Ryan (Chairman), Reese and Bailey. Between meetings of the Board, the Executive Committee exercises all the powers of the Board in the management and direction of the business and affairs of the Company to the extent not otherwise prohibited by law, the Board, the Company’s Bylaws or Amended and Restated Certificate of Incorporation.

Compensation Committee.   The Compensation Committee consists of Messrs. Bailey (Chairman), Boden and Dauten. All of the members of the Compensation Committee qualify as independent under NYSE listing standards. The Compensation Committee (1) recommends to the Board the Chief Executive Officer’s compensation, for approval by the independent directors, and other senior officers’ annual compensation, (2) develops market-driven, competitive and equitable compensation systems for senior officers that create both short- and long-term incentives, (3) takes actions to retain a skilled, creative and professional management team at the most economical cost, (4) ensures that compensation policies and programs are compliant with applicable laws and are administered without bias or prejudice, (5) takes actions to maintain a compensation philosophy of “paying for performance” for senior management, (6) develops and proposes for consideration by the Board compensation policies for the Company’s non-employee directors that enable the Company to retain highly qualified individuals for such positions and (7) takes other actions to meet its responsibilities as set forth in its written charter.

Nominating and Governance Committee.   The Nominating and Governance Committee consists of Messrs. Little (Chairman), Boden and, until his retirement from the Board on May 25, 2006, Golisano, each of whom qualify as independent under NYSE listing standards. The Nominating and Governance Committee (1) recommends the composition and size of the Board, (2) identifies and recommends candidates for nomination to the Board, (3) recommends to the Board statements of the duties and responsibilities of each committee and subcommittee of the Board, (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company, (5) assists the Board in reviewing management succession, (6) develops and monitors an annual process to assess the effectiveness of the Board and the Board’s standing committees and (7) takes other actions to meet its responsibilities as set forth in its written charter.

Meetings of Independent/Non-Management Directors

In accordance with NYSE listing standards and pursuant to our Corporate Governance Guidelines, our non-management directors meet at regularly scheduled executive sessions and may hold such additional executive sessions as they determine necessary or appropriate. One of our non-management directors, Mr. Ryan, has been determined by the Board not to be considered independent as defined by the NYSE listing standards; the independent directors meet at least once each year without such non-independent director. The Board has named Mr. Boden as the lead director and he acts as the chair of the executive sessions.

Stockholder Communications to Board of Directors

The Board believes it is important for stockholders and others to have a process to send communications to the Board.  Accordingly, any stockholder, security holder or other interested party who desires to communicate with the Board, any individual director, including the lead director, or the independent or non-management directors as a group, may do so by regular mail or e-mail directed to the Secretary of the Company. The Secretary’s mailing address is c/o Iron Mountain, 745 Atlantic Avenue, Boston, Massachusetts 02111; the Secretary’s e-mail address is  corporatesecretary@ironmountain.com. Upon receiving mail addressed to the Board, the Secretary will assess the appropriate director or directors to receive the message, and will forward the mail to such director or directors without editing or altering it.

Selection of Candidates for Directors

The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Board is also responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders.

Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he or she will be able to serve on the Board for a sustained period. The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company’s Bylaws, the Nominating and Governance Committee Charter and the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee, and the Board, are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder.

In 2005, we did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for our Board. We did not, as of the February 26, 2006 deadline, receive any recommendations from stockholders for nominees for the Board.

Nominations and Proposals of Stockholders

The Company expects to hold the 2007 Annual Meeting on May 24, 2007.

To be eligible for consideration at our 2007 Annual Meeting, stockholder nominations of a person (or persons) to be elected as a director (or directors) must be received at our principal executive office no earlier than January 21, 2007, and no later than February 20, 2007. Stockholder nominations must also be made in compliance with the other requirements for stockholder nominations set forth in our Bylaws and Corporate Governance Guidelines.

A stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders and who wants the proposal included in the Company’s 2007 proxy statement and proxy card relating to that meeting must submit the proposal by December 22, 2006. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by our Bylaws and applicable laws and regulations. The proposal must be mailed to the Company’s principal executive office, at the address stated herein, and should be directed to the attention of the Chief Financial Officer.

A stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders and who intends to conduct his, her or its own proxy solicitation must submit the proposal to the Company no earlier than January 21, 2007 and not later than February 20, 2007.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to each employee, including officers, of the Company and all directors. Our Code of Ethics and Business Conduct is posted on our website at www.ironmountain.com under the heading “Investor Relations/Governance.”  A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

ITEM 2

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
SHARES OF COMMON STOCK

Proposed Amendment

The Delaware General Corporation Law provides that the total number of shares of each class of stock that a corporation is authorized to issue shall be set forth in its Certificate of Incorporation. The Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) presently authorizes the Company to issue 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

As of April 13, 2006, 131,865,779 of the authorized shares of Common Stock and no shares of Preferred Stock were issued and outstanding. The Board has unanimously approved, and unanimously recommends that the stockholders of the Company approve, a proposal to amend the first sentence of Article FOURTH of the Restated Certificate to increase the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 to 400,000,000 shares. The full text of the first sentence of Article FOURTH of the Articles of Incorporation as proposed to be amended by this proposal is as follows:

“FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000) shares, to be divided into Four Hundred Million (400,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

Reasons for and General Effect of the Proposed Amendment

The Board of Directors believes that the current level of authorized shares of Common Stock may restrict the Company’s ability to issue or reserve Common Stock for general corporate purposes. The purpose of the proposed amendment is to provide sufficient authorized shares of Common Stock to give the Board the flexibility to issue Common Stock in the future in connection with stock dividends, acquisitions and other transactions that management believes would provide the potential for growth and for other general corporate purposes. If the proposed amendment is adopted, there will be 268,134,221 shares of Common Stock authorized and unissued, based on the number of shares outstanding and reserved as of April 13, 2006.

No further action or authorization by the Company’s stockholders would be necessary prior to the issuance of additional shares of Common Stock, except as may be required for a particular transaction by applicable law or by the rules of the NYSE or any other stock exchange on which the Company’s securities may then be listed. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be impeded or undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in the Company’s best interests by the Board, may also permit the Company to avoid expenses incurred in holding special stockholders’ meetings in the future.

At the present time, the Board has no specific plans to issue or reserve additional shares of Common Stock other than in connection with routine grants under the 2002 Stock Incentive Plan or any similar replacement plan and issuances of shares under the Iron Mountain Incorporated 2003 Employee Stock Purchase Plan (the “ESPP”). Stockholders of the Company have no preemptive rights with respect to any shares of the Company’s Common Stock.

Certain Effects of the Proposed Amendment

The issuance of additional shares of Common Stock by the Company could have an antitakeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management. Additionally, the issuance of additional shares of Common Stock by the Company could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. The amendment to the Restated Certificate, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to the Company’s stockholders. The authorization to issue the additional shares of Common Stock would provide management with an increased capacity to counter the efforts of unfriendly tender offerors by issuing securities to others who are friendly or desirable to management. However, the submission of the proposed amendment to the Restated Certificate is not a part of any present plan by the Company’s management to render the takeover of the Company more difficult.

The proposed amendment to the Restated Certificate is not the result of management’s knowledge of any specific effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

Required Vote

The affirmative vote of the holders of a majority of the votes properly cast at the Annual Meeting is required to approve the amendment to the Company’s Restated Certificate. For purposes of determining whether a majority of the votes have been cast in favor of the approval of the amendment to the Company’s Restated Certificate, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination. Additionally, NYSE rules require that at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting must vote on the proposed amendment, whether for or against.

The Board recommends that you vote FOR the proposal to amend the Company’s Restated Certificate to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000.

ITEM 3

AMENDMENT TO THE IRON MOUNTAIN INCORPORATED
2002 STOCK INCENTIVE PLAN

The Company’s Board has unanimously approved, and unanimously recommends that the stockholders of the Company approve, an amendment, attached as Appendix A, to the 2002 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the 2002 Stock Incentive Plan from 3,352,543 to 8,352,543.

The Board believes that equity interests are a significant factor in the Company’s ability to attract, retain and motivate key employees, directors and other service providers that are critical to the Company’s long-term success and that an increase in the number of shares available for issuance under the 2002 Stock Incentive Plan is necessary in order to provide those persons with incentives to serve the Company. In approving the increase in the number of shares reserved for issuance under the 2002 Stock Incentive Plan, the Board considered that only approximately 1,745,410 shares remained available for grant under the 2002 Stock Incentive Plan as of April 1, 2006, the average annual rate of grants during 2002 through 2005 and the portion of the Company’s outstanding shares represented by equity compensation, including shares subject to options.

Summary of the 2002 Stock Incentive Plan

The following summary of the material features of the 2002 Stock Incentive Plan is qualified in its entirety by reference to the complete text of the 2002 Stock Incentive Plan and the First Amendment thereto, which are filed as appendices to the Company’s Proxy Statements on Schedule 14A filed in April 2002 and in April 2004, respectively.

The 2002 Stock Incentive Plan permits the issuance of equity-based awards, including incentive stock options, nonqualified stock options, grants of Common Stock, whether or not subject to restrictions, and stock appreciation rights. The 2002 Stock Incentive Plan initially reserved 1,352,543 shares of Common Stock and the stockholders approved the First Amendment to the 2002 Stock Incentive Plan in May 2004 to increase the number of shares reserved to 3,352,543 shares of Common Stock. If stockholders approve the proposed amendment to the 2002 Stock Incentive Plan, the total amount of Common Stock authorized for issuance under the 2002 Stock Incentive Plan will be 8,352,543.

Purpose, Eligible Individuals, Effective Date and Duration.   The 2002 Stock Incentive Plan became effective April 1, 2002. The purpose of the 2002 Stock Incentive Plan is to encourage employees, officers, directors and consultants of the Company and our subsidiaries who render services to us to continue their association with us by providing favorable opportunities for them to participate in the ownership of our Common Stock and in our future growth through grants of our Common Stock, with or without restrictions, options to acquire our Common Stock and other rights to compensation in amounts determined by the value of our Common Stock (collectively, “Awards”). For this purpose, subsidiaries include corporations, companies, partnerships and other forms of business organizations in which we own directly or indirectly 50% or more of the total combined voting power of all classes of stock or other form of equity ownership or in which we have a significant financial interest. The recipient of an Award is referred to as an “Optionee.” At this time, approximately 1,000 persons are eligible to receive options pursuant to the 2002 Stock Incentive Plan.

The 2002 Stock Incentive Plan will terminate on March 31, 2012, unless earlier terminated by the Board. Termination of the 2002 Stock Incentive Plan will not affect Awards made prior to termination, but no Awards will be made after termination.

Shares Subject to the 2002 Stock Incentive Plan.   The total number of shares of our Common Stock that may be subject to Awards under the 2002 Stock Incentive Plan may not exceed 3,352,543 shares, or

8,352,543 shares if the proposed amendment is approved. The shares may be authorized but unissued shares or treasury shares. The total amount of Common Stock that may be granted under the Plan to any single person in any calendar year may not exceed in the aggregate 750,000 shares. To the extent that an option or other form of Award lapses or is forfeited, the shares subject to the Award will again become available for grant under the terms of the 2002 Stock Incentive Plan.

In the event of any change in the number of shares or kind of Common Stock outstanding pursuant to a reorganization, recapitalization, exchange of shares, stock dividend or split or combination of shares, appropriate adjustments will be made to the number of shares of authorized Common Stock, to the number of shares of Common Stock subject to outstanding Awards, to the exercise price per share of options and other forms of Awards and to the kind of shares that may be issued under the 2002 Stock Incentive Plan.

As of April 1, 2006, 3,068,678 Awards were outstanding, consisting primarily of options to purchase shares of Common Stock under the 2002 Stock Incentive Plan.

Administration.   Although the Board has the authority to administer the Plan, it has generally delegated this authority to the Compensation Committee, which administers all of our equity-based compensation plans. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the terms of the 2002 Stock Incentive Plan, the Compensation Committee has the authority to: (1) select award recipients (“Optionees”); (2) determine the terms and conditions of Awards, including the price to be paid by an Optionee for any Common Stock; and (3) interpret the 2002 Stock Incentive Plan and prescribe rules and regulations for its administration.

Stock Options.   The Compensation Committee may grant incentive stock options and nonqualified stock options under the 2002 Stock Incentive Plan. The Compensation Committee determines the number of shares of Common Stock subject to each option, its exercise price, its duration and the manner and time of exercise. Incentive stock options may be issued only to employees of the Company or of a corporate subsidiary of ours, and the exercise price must be at least equal to the fair market value of the Common Stock as of the date the option is granted. Further, an incentive stock option generally must be exercised within ten years of grant. The Compensation Committee, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.

The exercise price of an option may be paid in cash, in shares of Common Stock owned by the Optionee, by delivery of a recourse promissory note secured by the Common Stock acquired upon exercise of the option (except that such a loan would not be available to any executive officer or director of the Company) or by means of a “cashless exercise” procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the Optionee’s notice of exercise and confirmation by us that we will issue and deliver to the broker stock certificates for that number of shares of Common Stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to us in cash upon its receipt of stock certificates.

In its discretion, and subject to the terms of the 2002 Stock Incentive Plan, the Compensation Committee may grant a reload option to purchase the number of shares of Common Stock delivered to us in full or partial payment of the exercise price on the exercise of any option or in full or partial payment of the tax withholding obligations resulting from the exercise of any option.

Options are, at the discretion of the Compensation Committee, transferable to members of the Optionee’s immediate family or to a family partnership or trust for the benefit of the Optionee’s immediate family.

Stock Appreciation Rights.   The Compensation Committee may also grant stock appreciation rights to Optionees on such terms and conditions as it may determine. Stock appreciation rights may be granted separately or in connection with an option. Upon the exercise of a stock appreciation right, the Optionee is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Common Stock for which the stock appreciation right is exercised, over the exercise price for the Common Stock under a related option, or if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the stock appreciation right. Payment may be made in cash or other property, including Common Stock, in accordance with the provisions of the applicable agreement. Upon the exercise of a stock appreciation right related to an option, the option will terminate as to the number of shares of Common Stock for which the stock appreciation right is exercised.

Stock Grants.   The Compensation Committee may issue shares of Common Stock to Optionees, either with or without restrictions, as determined by it in its discretion. Restrictions may include conditions that require the Optionee to forfeit the shares in the event that the holder ceases to provide services to us or one of our subsidiaries before a stated time. Unlike holders of options and stock appreciation rights, the recipient of a stock grant, including a stock grant subject to restrictions, unless otherwise provided for in a restricted stock agreement, has the rights of a stockholder of ours to vote and to receive payment of dividends on the Common Stock.

Special Bonus Awards.   The Compensation Committee may grant in connection with any nonqualified stock option or stock grant a special cash bonus in an amount not to exceed the lesser of (1) the combined federal, state and local income and employment tax liability incurred by the Optionee as a consequence of acquiring Common Stock on the exercise of the option or the grant or vesting of Common Stock, and the related special bonus, or (2) 30% of the imputed income realized by the Optionee on account of the exercise or vesting, and the related special bonus. A grant may also provide that the Company will lend an Optionee an amount not more than the amount described in the preceding sentence, less the amount of any special cash bonus.

Effect of Certain Corporate Transactions.   If while unexercised Awards remain outstanding under the 2002 Stock Incentive Plan we merge or consolidate with one or more corporations (whether or not we are the surviving corporation), if we are liquidated or sell or otherwise dispose of substantially all of our assets to another entity or if there is a “change in control” then, except as otherwise specifically provided to the contrary in any applicable agreement, the Compensation Committee may in its discretion amend the terms of all unexercised Awards so that either: (1) after the effective date of the event, each Optionee is entitled, upon exercise of an Award, to receive in lieu of Common Stock the number and class of shares of such stock or other securities to which he or she would have been entitled had he or she been a stockholder at the time of the event, or is entitled to receive from the successor entity a new Award of comparable value; (2) each Optionee is given an opportunity to exercise all or some of his or her unexercised Awards during a 20 day period ending with the event, at which time the unexercised Awards will be cancelled; or (3) all unexercised Awards are cancelled as of the effective date of the event in consideration for cash or other consideration with a value equal to the value of the shares the Optionee would have received had the Award been exercised (to the extent exercisable). In addition to the foregoing, the Compensation Committee may in its discretion also amend the terms of an Award by canceling some or all of the restrictions on its exercise to permit its exercise to a greater extent than that permitted under its existing terms.

For these purposes, a change of control will be deemed to have occurred if any person (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than a trust related to any employee benefit plan maintained by the Company becomes the beneficial owner of 50% or more of our outstanding Common Stock, and within the period of 24 consecutive months immediately thereafter, individuals other than (1) individuals who at the beginning of such period constitute the entire Board or (2) individuals whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Board.

Amendments to the 2002 Stock Incentive Plan.   The Board may modify, revise or terminate the 2002 Stock Incentive Plan at any time and from time to time, except that approval of our stockholders is required with respect to any amendment to change the aggregate number of shares of Common Stock that may be issued under the 2002 Stock Incentive Plan or to any person in a year, change the class of persons eligible to receive Awards or make any other changes that require stockholder approval under applicable law. Amendments adversely affecting outstanding Awards may not be made without the consent of the holder of the Award.

The Board may also amend without stockholder approval, and has in fact amended, the 2002 Stock Incentive Plan as necessary to enable awards to qualify for favorable foreign tax treatment in the case of an Optionee who is subject to a tax regime outside the United States.

Tax Treatment.   The following description of the federal income tax consequences of Awards is general and does not purport to be complete.

Tax Treatment of Options.   An Optionee realizes no taxable income when a nonqualified stock option is granted. Instead, the difference between the fair market value of the Common Stock acquired pursuant to an exercise of an option and the exercise price paid is taxed as ordinary compensation income when the option is exercised. The difference is measured and taxed as of the date of exercise, if the Common Stock is not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. An Optionee may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Gain on the subsequent sale of the Common Stock acquired by exercise of the option is taxed as short-term or long-term capital gain, depending on the holding period after exercise. We receive no tax deduction on the grant of a nonqualified stock option, but we are entitled to a tax deduction when the Optionee recognizes ordinary compensation income on or after exercise of the option, in the same amount as the income recognized by the Optionee.

Generally, an Optionee incurs no federal income tax liability on either the grant or the exercise of an incentive stock option, although an Optionee will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the Common Stock subject to the option over the exercise price. Provided that the Common Stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Common Stock will be taxed as long-term capital gain. If the Common Stock is disposed of within a shorter period of time, the Optionee will recognize ordinary compensation income in an amount equal to the difference between the sales price and the exercise price or (if less) the difference between the fair market value at the time of exercise and the exercise price. We receive no tax deduction on the grant or exercise of an incentive stock option, but we are entitled to a tax deduction if the Optionee recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an incentive stock option, in the same amount and at the same time as the Optionee recognizes income.

Tax Treatment of Stock Appreciation Rights.   An Optionee recognizes no income upon the grant of a stock appreciation right, but upon its exercise realizes ordinary compensation income in an amount equal to the cash or cash equivalent that he receives at that time. If the Optionee receives Common Stock upon exercise of the stock appreciation right, he recognizes ordinary compensation income measured by the difference between the base amount set forth in the related agreement and the fair market value of the Common Stock so received (or, if the Common Stock is subject to a substantial risk of forfeiture, at the date or dates on which the risk expires, unless he or she elects to be taxed currently). We are entitled to a tax deduction in the amount of ordinary compensation income recognized.

Tax Treatment of Stock Grants.   A person who receives a stock grant without any restrictions will recognize ordinary compensation income on the fair market value of the Common Stock over the amount (if any) paid for the Common Stock. If the Common Stock is subject to restrictions, the recipient generally will not recognize ordinary compensation income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of such income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid for the Common Stock. Alternatively, the Optionee may elect to be taxed, pursuant to Section 83(b) of the Code, on the excess of the fair market value of the Common Stock at the time of grant over the amount (if any) paid for the Common Stock, notwithstanding any restrictions. All such taxable amounts are deductible by us at the time and in the amount of the ordinary compensation income recognized by the Optionee.

Section 162(m) of the Code.   Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the Chief Executive Officer and any of the four most highly compensated other executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m) of the Code. In the case of a stock plan, the performance-based exception is satisfied if, in addition to other requirements, the plan, including the amount of stock available for grant under the plan, is approved by stockholders, the grants are made by a committee of outside directors, and the amount of compensation a person can receive is based solely on an increase in the value of the Common Stock after grant. If the proposed amendment is approved by stockholders, one of the requirements for the performance-based exception will continue to be satisfied with respect to shares awarded under the Plan.

Award Information.   The benefits or amounts that may be received or allocated to any individual under the 2002 Stock Incentive Plan, as proposed to be amended, are not determinable. Options to purchase Common Stock that have been granted under the 2002 Stock Incentive Plan in the past are set forth in the following table.

Option Grants under the 2002 Stock Incentive Plan

Name and Position	Number of Shares Underlying Options
C. Richard Reese, Chairman of the Board and Chief Executive Officer	—
John F. Kenny, Jr., Executive Vice President and Chief Financial Officer	45,633
Robert T. Brennan, President and Chief Operating Officer	251,076
John J. Connors, Executive Vice President, Sales and Marketing	102,372
Harold E. Ebbighausen, Group President of North American Service Delivery	47,375
All current executive officers as a group	446,456
All current directors who are not executive officers as a group	40,782
Each nominee for election as a director:
Clarke H. Bailey	6,797
Constantin R. Boden	6,797
Kent P. Dauten	6,797
John F. Kenny, Jr.	45,633
Arthur D. Little	6,797
C. Richard Reese	—
Vincent J. Ryan	6,797
Each associate of such persons	21,230
Each other person who received 5% of such options	—
All employees, including all current officers who are not executive officers, as a group	2,767,290

Required Vote

The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to approve the amendment to the 2002 Stock Incentive Plan to increase the number of shares of Common Stock issuable thereunder from 3,352,543 to 8,352,543. For purposes of determining whether a majority of the votes have been cast in favor of the approval of the amendment to the 2002 Stock Incentive Plan, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination. Additionally, NYSE rules require that at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting must vote on the proposed amendment, whether for or against.

The Board recommends that you vote FOR the approval of the amendment to the 2002 Stock Incentive Plan.

ITEM 4

AMENDMENT TO 2003 SENIOR EXECUTIVE INCENTIVE PROGRAM

The Board has approved, and is proposing for stockholder approval, an amendment, attached as Appendix B, to the Iron Mountain Incorporated 2003 Senior Executive Incentive Program, attached as Appendix C (the “2003 SEIP”), to increase the maximum compensation payable thereunder and to modify and re-approve the payment criteria thereunder.

The purpose of the 2003 SEIP was, and remains, to align the interests of  the 2003 SEIP’s only participant, the Company’s Chief Executive Officer, with the interests of stockholders. In addition, the 2003 SEIP allows the annual performance-based compensation paid to the Chief Executive Officer to be tax deductible by the Company. The proposed amendments are necessary in order to provide the Compensation Committee with sufficient flexibility to design a competitive compensation package for the Chief Executive Officer, as well as to ensure that the performance goals under the 2003 SEIP are consistent with the organizational goals set by the Compensation Committee, the Board and management.

In General

Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the Chief Executive Officer or any of the four other most highly compensated executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m). Compensation in excess of the $1,000,000 limit may be deducted if, among other matters, amounts are paid pursuant to pre-established, objective performance goals determined by a committee consisting solely of two or more “outside directors” (within the meaning of Section 162(m)), the material terms of those goals are disclosed to and approved by stockholders and any payment is made only after a committee of outside directors certifies that the pre-established performance goals have been satisfied.

Description of the 2003 SEIP

The 2003 SEIP was adopted after an analysis by the Compensation Committee of the total compensation package of the Chief Executive Officer relative to the total compensation of a peer group of chief executive officers. The Compensation Committee felt strongly that a significant portion of the Chief Executive Officer’s compensation should be in the form of a performance-based bonus.

Currently under the 2003 SEIP, the Chief Executive Officer is eligible for a cash bonus of up to the lesser of 2.5 times the Chief Executive Officer’s base salary for the fiscal year or $2,500,000, based on certain performance goals established annually by the Compensation Committee. If the amendment is approved, the Chief Executive Officer’s maximum cash bonus will increase to the lesser of 3.0 times the Chief Executive Officer’s base salary for the fiscal year or $3,500,000. For each fiscal year, the Compensation Committee establishes in writing the performance goals for the Chief Executive Officer. (The Compensation Committee currently satisfies the Section 162(m) requirement of consisting solely of two or more “outside directors.” In the event the Compensation Committee no longer satisfies this requirement, a committee or subcommittee of the Board satisfying this requirement will assume the responsibilities of the Compensation Committee under the 2003 SEIP.) The performance goals are  established at a time when achievement of the goals is substantially uncertain (but never more than 90 days following the start of the fiscal year to which the payment relates). Because the Board and the Compensation Committee believe that the specific performance goals will constitute confidential business information, disclosure of which could adversely affect the Company, the specific performance goals have not been disclosed. The performance goals for the 2006 fiscal year have been established by the Compensation Committee.

Performance goals under the 2003 SEIP are based on achievement of established objectives relating to one or more of the following business criteria: EBITDA (earnings before interest, taxes, depreciation and amortization); gross revenue; growth rate; capital spending; return on investment capital; free cash flow; attaining budget; operating income; and achievement of stated corporate goals including but not limited to acquisitions, alliances, joint ventures, and internal expansion. If the amendment to the 2003 SEIP is approved, OIBDA (operating income before depreciation and amortization) and international development, as a subcategory of stated corporate goals, will also be added as business criteria for which objectives may be established. The objectives may, for example, be based on a percentage change or achievement of a stated objective. Further, the objectives may be adjusted as necessary to reflect acquisitions. One hundred percent of the annual 2003 SEIP limit may only be paid if all established objectives are fully achieved. If the objectives are not fully achieved, some lesser percentage of the annual limit, as determined in advance by the Compensation Committee, may be paid.

Under the 2003 SEIP, the Compensation Committee has the right to reduce or eliminate, in its discretion, any amount payable if certain additional criteria are not satisfied. These criteria consist of the extent to which the objectives achieved satisfy the Company’s short-term or long-term goals, the confidence of stockholders in the Company, as evidenced in part by the Company’s stock price, the effectiveness of the Company and the wellness of the Company as a whole, taking into account, for example, labor relations and other similar matters.

After the close of the Company’s fiscal year, and generally before the close of the next fiscal year’s first quarter, the Compensation Committee will determine the extent to which the performance goals were satisfied and will exercise its discretion in determining the final amount payable under the 2003 SEIP with respect to such completed fiscal year. No payment will be made under the 2003 SEIP without consultation with the Chairmen of the Audit and Executive Committees.

The 2003 SEIP is intended to provide a framework within which to manage and reward the Chief Executive Officer’s annual and long-term performance, clearly establish and communicate the goals and objectives for the Company, motivate and reward performance supporting the Company’s business goals, link rewards with individual performance and provide a positive compensation opportunity along with a substantial downside risk. The Board believes that the 2003 SEIP, as amended if the amendment is approved, will achieve these goals.

Required Vote

The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to approve the amendment of the 2003 SEIP, including the ratification of the payment criteria. For purposes of determining whether a majority of the votes have been cast in favor of the approval of the 2003 SEIP, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the approval of the amendment to the 2003 Senior Executive Incentive Program and the ratification of the payment criteria.

ITEM 5

IRON MOUNTAIN INCORPORATED
2006 SENIOR EXECUTIVE INCENTIVE PROGRAM

The Board has approved, and is proposing for stockholder approval, the Iron Mountain Incorporated 2006 Senior Executive Incentive Program (the “2006 SEIP”), attached as Appendix D. The purpose of the 2006 SEIP is to align the interests of the 2006 SEIP’s only participant, the Company’s President, with the interests of stockholders. In addition, the 2006 SEIP would allow the full amount of any annual performance-based compensation paid to the President to be tax deductible by the Company.

In General

Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the Chief Executive Officer or any of the four other most highly compensated executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m). Compensation in excess of the $1,000,000 limit may be deducted if, among other matters, amounts are paid pursuant to pre-established, objective performance goals determined by a committee consisting solely of two or more “outside directors” (within the meaning of Section 162(m)), the material terms of those goals are disclosed to and approved by stockholders and any payment is made only after a committee of outside directors certifies that the pre-established performance goals have been satisfied.

Description of the 2006 SEIP

The 2006 SEIP was adopted after an analysis by the Compensation Committee of the total compensation package of the President relative to the total compensation of a peer group. The Compensation Committee felt strongly that a significant portion of the President’s compensation should be in the form of a performance-based bonus.

Under the 2006 SEIP, the President is eligible for a cash bonus of up to the lesser of 1.0 times the President’s base salary for the fiscal year or $1,000,000. For each fiscal year, the Compensation Committee will establish in writing the performance goals for the President. The performance goals will be established at a time when achievement of the goals is substantially uncertain (but never more than 90 days following the start of the fiscal year to which the payment relates). Because the Board and the Compensation Committee believe that the specific performance goals will constitute confidential business information, disclosure of which could adversely affect the Company, publication of the performance goals is not contemplated.

Performance goals under the 2006 SEIP are based on achievement of established objectives relating to one or more of the following business criteria: EBITDA; OIBDA; gross revenue; growth rate; capital spending; return on investment capital; free cash flow; attaining budget; operating income; and achievement of stated corporate goals including but not limited to acquisitions, alliances, joint ventures, international development and internal expansion. The objectives may, for example, be based on a percentage change or achievement of a stated objective. Further, the objectives may be adjusted as necessary to reflect acquisitions. One hundred percent of the annual 2006 SEIP limit may only be paid if all established objectives are fully achieved. If the objectives are not fully achieved, some lesser percentage of the annual limit, as determined in advance by the Compensation Committee, may be paid.

Under the 2006 SEIP, the Compensation Committee has the right to reduce or eliminate, in its discretion, any amount payable if certain additional criteria are not satisfied. These criteria consist of the extent to which the objectives achieved satisfy the Company’s short-term or long-term goals, the confidence of stockholders in the Company, as evidenced in part by the Company’s stock price, the effectiveness of the Company and the wellness of the Company as a whole, taking into account, for example, labor relations and other similar matters.

After the close of the Company’s fiscal year, and generally before the close of the next fiscal year’s first quarter, the Compensation Committee will determine the extent to which the performance goals were satisfied and will exercise its discretion in determining the final amount payable under the 2006 SEIP. No payment will be made under the 2006 SEIP without consultation with the Chairmen of the Audit and Executive Committees.

The 2006 SEIP is intended to provide a framework within which to manage and reward the President’s annual and long-term performance, clearly establish and communicate the goals and objectives for the Company, motivate and reward performance supporting the Company’s business goals, link rewards with individual performance and provide a positive compensation opportunity along with a substantial downside risk. The Board believes that the establishment of the 2006 SEIP achieves these goals.

If the stockholders approve the 2006 SEIP, the first payment under the 2006 SEIP will be made with respect to the fiscal year of the Company that commences on January 1, 2007.

Required Vote

The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to approve the adoption of the 2006 SEIP. For purposes of determining whether a majority of the votes have been cast in favor of the approval of the 2006 SEIP, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the approval of the 2006 Senior Executive Incentive Program.

ITEM 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current year.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

The fees we paid to Deloitte & Touche in 2005 are shown in the table appearing in this proxy statement under the heading “Additional Information—Independent Registered Public Accounting Firm.”

If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast “For” or “Against” are included, and any abstentions or broker non-votes will not count in making that determination.

The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by (1) each director, (2) the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the “Named Executive Officers”), (3) all directors and executive officers of the Company as a group and (4) each stockholder known by us to be the beneficial owner of more than five percent of the Common Stock. Such information is presented as of March 1, 2006, except as otherwise noted.

	Amount of Beneficial
	Ownership(1)
Name	Shares	Percent Owned
Directors and Executive Officers
Clarke H. Bailey(2)	141,952	*
Constantin R. Boden(3)	95,550	*
Robert T. Brennan(4)	51,052	*
John J. Connors(5)	8,967	*
Kent P. Dauten(6)	1,779,393	1.4%
Harold E. Ebbighausen(7)	92,358	*
B. Thomas Golisano(8)	2,382,459	1.8%
John F. Kenny, Jr.(9)	465,850	*
Arthur D. Little(10)	28,964	*
C. Richard Reese(11)	3,506,201	2.7%
Vincent J. Ryan(12)	11,446,892	8.7%
All directors and executive officers as a group (11 persons)(13)	18,032,579	13.6%
Five Percent Stockholders
Davis Selected Advisers, L.P.(14)	26,475,219	20.2%
T. Rowe Price Associates, Inc.(15)	6,880,723	5.2%

*                    Less than 1%

(1)          Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)          Mr. Bailey is a director of the Company. Includes 29,393 shares that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(3)          Mr. Boden is a director of the Company. Includes 29,393 shares that Mr. Boden has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(4)          Mr. Brennan is the Company’s President and Chief Operating Officer. Includes 50,215 shares that Mr. Brennan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(5)          Mr. Connors is Executive Vice President of Sales and Marketing. Includes 8,967 shares that Mr. Connors has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(6)          Mr. Dauten is a director of the Company. Includes 29,393 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(7)          Mr. Ebbighausen is Group President of North American Service Delivery. Includes 62,052 shares that Mr. Ebbighausen has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(8)          Mr. Golisano is a director of the Company. Includes 29,393 shares that Mr. Golisano has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006. Mr. Golisano has informed the Company that he does not wish to serve another term on the Board, so his directorship will expire on May 25, 2006.

(9)          Mr. Kenny is an Executive Vice President, Chief Financial Officer and a director of the Company. Includes 339,179 shares that Mr. Kenny has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(10)   Mr. Little is a director of the Company. Includes 25,000 shares held by The Little Family Trust, as to which Mr. Little disclaims beneficial ownership, and 3,964 shares that Mr. Little has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(11)   Mr. Reese is a director, Chairman of the Board and Chief Executive Officer of the Company. Includes 644,368 shares subject to a zero cost collar arrangement with a third party pursuant to which Mr. Reese wrote covered call options and purchased put options that expire or are exercisable in July, August and September 2008. Also includes 813,744 shares of Common Stock held in the Reese Family 2005 LLC, a Delaware limited liability company. Mr. Reese is the investment manager of the Reese Family 2005 LLC and therefore has control over the sale or distribution of any shares held by the Reese Family 2005 LLC, the timing of such sales or distributions, and the use of the proceeds of any sale or distribution. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC. Mr. Reese’s wife and a trust for the benefit of Mr. Reese’s children own all of the interests in the Reese Family 2005 LLC. Also includes 1,967,059 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Trust (“Schooner Trust”) as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese’s former services as President of the predecessor corporation to Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner Trust’s sale or exchange of substantially all of the shares of Common Stock held by Schooner Trust or (ii) the cessation of Mr. Reese’s employment with the Company, Schooner Trust is required to transfer such shares of Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner Trust has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese.

(12)   Mr. Ryan is a director of the Company. Includes 29,393 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006. Also includes:

1.                4,692,859 shares held by the Vincent J. Ryan Revocable Trust, dated December 24, 1987 (“Ryan 1987 Trust”). Mr. Ryan, as one of the two trustees of the Ryan 1987 Trust, has sole voting and dispositive power with respect to the 4,692,859 shares.

2.                241,787 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated August 4, 2003 (“Meyer 2003 Trust”). Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2003 Trust. The Trustees of the Meyer Trust have joint voting and dispositive power over such shares.

3.                208,213 shares held by the Carla E. Meyer Revocable Trust dated December 7, 2001 (“Meyer 2001 Trust”). Carla E. Meyer and Vincent J. Ryan are the Trustees of the Meyer 2001 Trust. During the lifetime of Ms. Meyer, the Trustees shall only take action in accordance with the direction of Ms. Meyer.

4.                6,156,171 shares held by Schooner Trust, as assignee of Schooner. Of these 6,156,171 shares, as a result of a deferred compensation arrangement between Schooner Trust and C. Richard Reese relating to former services by Mr. Reese as President of Schooner, Mr. Reese shares beneficial ownership of 1,967,059 shares with Schooner Trust. Mr. Ryan is Chairman and the beneficial owner of Schooner. Pursuant to such deferred compensation arrangement, upon the earlier to occur of (i) Schooner Trust’s sale or exchange of all or a portion of those 1,967,059 shares, after all other shares of Iron Mountain Common Stock held by Schooner Trust have been sold, or (ii) the cessation of Mr. Reese’s employment with Iron Mountain, Schooner Trust is required to transfer such shares (or portion thereof) to Mr. Reese, or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares. Schooner Trust has agreed to vote the shares subject to such deferred compensation arrangement at the direction of Mr. Reese. Mr. Ryan has sole voting power with respect to 4,189,112 shares held by Schooner Trust, and has sole dispositive power with respect to the entire 6,156,171 shares held by Schooner Trust. Mr. Ryan is President of Schooner Trust and he, and members of his family, are the sole shareholders of Schooner Trust.

5.                104,969 shares registered in the name of The Schooner Foundation, a private non-profit foundation, of which Mr. Ryan is a trustee.

6.                13,500 shares registered in the name of Citibank, South Dakota, Trustee of the   Ryan 1988 Issue Trust, of which Mr. Ryan was the Settlor.

Mr. Ryan’s address is c/o Schooner Capital LLC, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(13)   Includes 611,342 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 1, 2006.

(14)   This information is as of December 31, 2005, and is based solely on a Schedule 13G filed with the Commission on February 14, 2006. In accordance with the disclosures set forth in such Schedule 13G, Davis Selected Advisers, L.P. reports sole power to vote or to dispose of, or to direct the vote or the disposition of, such 26,475,219 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706.

(15)   This information is presented as of December 31, 2005, and is based solely on a Schedule 13G filed with the Commission on February 14, 2006. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates reports sole voting power over 1,147,299 shares and sole dispositive power over 5,954,278 shares, but disclaims beneficial ownership as to all of these shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

EXECUTIVE COMPENSATION

The following table provides certain information concerning compensation earned by the Named Executive Officers during the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Number of Shares Underlying Options	All Other Compensation(1)
C. Richard Reese.	2005	$ 846,622	$ 2,116,558	$ 0	0	$ 4,672
Chairman of the Board and	2004	849,526	1,375,000	0	0	4,539
Chief Executive Officer	2003	770,769	1,168,197	0	0	4,073
Robert T. Brennan(2)	2005	$ 375,000	$ 375,000	$ 0	251,076	$ 2,387
President and Chief Operating	2004	66,346	43,615	0	0	89
Officer
John F. Kenny, Jr.	2005	$ 370,438	$ 370,438	$ 0	35,868	$ 4,501
Executive Vice President and	2004	364,006	250,000	0	0	4,330
Chief Financial Officer	2003	332,692	201,695	0	9,765	3,721
Harold E. Ebbighausen	2005	$ 291,720	$ 291,720	$ 0	47,375	$ 4,395
Group President of North	2004	275,648	264,622	0	0	4,206
American Service Delivery	2003	258,000	258,000	0	0	3,653
John J. Connors(3)	2005	$ 267,500	$ 146,300	$ 0	102,372	$ 1,335
Executive Vice President, Sales and Marketing

(1)          Reflects the Company’s matching contribution to The Iron Mountain Companies 401(k) Plan and group term life insurance premiums paid by the Company. Amounts shown for 2005 consist of the following: (i) the Company’s matching contribution to the Iron Mountain Companies 401(k) Plan in the amounts of $3,979 for Messers. Reese, Kenny, Ebbighausen, $1,867 for Mr. Brennan and $1,000 for Mr. Connors and (ii) group term life insurance premiums paid by the Company in the amounts of $693 for Mr. Reese, $520 for Mr. Brennan, $522 for Mr. Kenny, $416 for Mr. Ebbighausen and $335 for Mr. Connors.

(2)          Mr. Brennan became President and Chief Operating Officer in November 2005 and has been the President of North America since joining the Company in November 2004.

(3)          Mr. Connors became Executive Vice President of Sales and Marketing in March 2005.

The following table sets forth certain information concerning the grant of options to purchase the Company’s Common Stock to the Named Executive Officers during the year ended December 31, 2005. Mr. Reese does not have any options.

Option Grants In 2005

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Fiscal Year 2005	($/Sh)	Date	5%	10%
Robert T. Brennan	251,076	14.16%	$ 27.88	4/27/2015	$ 11,402,261	$ 18,156,194
John F. Kenny, Jr.	35,868	2.02%	$ 27.88	4/27/2015	$ 1,628,894	$ 2,593,742
Harold E. Ebbighausen	35,868	2.02%	$ 27.88	4/27/2015	$ 1,628,894	$ 2,593,742
	11,507	0.65%	$ 43.45	12/8/2015	$ 814,413	$ 1,296,817
John J. Connors	44,835	2.53%	$ 27.88	4/27/2015	$ 2,036,118	$ 3,242,178
	57,537	3.24%	$ 43.45	12/8/2015	$ 4,072,208	$ 6,484,311

(1)          Potential Realizable Value is based on the assumed growth rates for an assumed ten-year option term. Five percent annual growth results in a Common Stock price per share of $45.41 and $70.78, and ten percent annual growth results in a Common Stock price per share of $72.31 and $112.70, respectively, for such term. The actual value, if any, an executive officer may realize will depend on the excess of the market price of the Common Stock over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be at or near the amounts reflected in this table.

The following table sets forth certain information with respect to stock options during the year ended December 31, 2005 exercised by, and the unexercised options to purchase Common Stock held by, the Named Executive Officers. Mr. Reese does not have any options.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money-Options at December 31, 2005(1)
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert T. Brennan	0	$ 0	0	251,076	$ 0	$ 3,576,578
John F. Kenny, Jr.	173,306	$ 3,862,560	330,053	64,228	$ 9,748,714	$ 1,124,095
Harold E. Ebbighausen	6,692	$ 105,938	50,048	57,039	$ 1,317,895	$ 717,830
John J. Connors	0	$ 0	0	102,372	$ 0	$ 638,675

(1)          Based on a year-end value of $42.13 per share, less the exercise price.

Equity Compensation Plan Information

The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	5,495,274		$22.41	3,627,509
Equity compensation plans not approved by security holders	0		0	0
Total	5,495,274	(1)	$22.41	3,627,509	(2)

(1)          Includes the Iron Mountain/ATSI 1995 Stock Option Plan, the Nonqualified Stock Option Plan of Pierce Leahy Corp., the Iron Mountain Incorporated 1995 Stock Incentive Plan (the “1995 Plan”), the Iron Mountain Incorporated 1997 Stock Option Plan (the “1997 Plan”), the 2002 Stock Incentive Plan and the LiveVault Corporation 2001 Stock Incentive Plan (the “LiveVault Plan”).

(2)          Includes the 2002 Stock Incentive Plan, the LiveVault Plan and the ESPP. No new grants are being made under the 1997 Plan other than shares that become available under such plans in the future as a result of the lapse or cancellation of outstanding stock options under the 1997 Plan. Does not include additional securities that would be available if the amendment to the 2002 Stock Incentive Plan is approved by our stockholders.

Compensation Committee Report on Executive Compensation

The Compensation Committee consists entirely of directors who are not employees of the Company. It is the Compensation Committee’s responsibility to review, recommend and approve the Company’s compensation policies and programs, including all compensation for the Chief Executive Officer and the other senior officers of the Company for the fiscal year ended December 31, 2005.

The Compensation Committee consists entirely of directors who are both “non-employee” directors within the meaning of Rule 16b-3 under Section 16 of the Exchange Act and “outside” directors within the meaning of Section 162(m) of the Code and the regulations thereunder, so that grants of options under the 1995 Plan, the 1997 Plan and the 2002 Stock Incentive Plan to executive officers are (or were at the time of the grant) exempt under Rule 16b-3 and generally eligible for the “performance-based” exception of Section 162(m) of the Code. The Compensation Committee administered the 2002 Stock Incentive Plan and in exercise of that function determined what grants of stock options, stock appreciation rights and stock grants (whether or not restricted) thereunder were to be made to the Chief Executive Officer and the other executive officers of the Company. The Compensation Committee also administered the Iron Mountain/ATSI 1995 Stock Option Plan, the Nonqualified Stock Option Plan of Pierce Leahy Corp., the 1997 Plan (although no additional grants were made under any of those plans in 2005), the 1995 Plan, the Executive Deferred Compensation Plan and the ESPP.

The purpose of the 2002 Stock Incentive Plan and the other stock incentive plans administered by the Compensation Committee is to encourage key employees, directors and consultants of the Company who render services of special importance to, and who contribute materially to the success of, the Company to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth.

The purpose of the ESPP is to provide employees of the Company with the opportunity to acquire an equity interest in the Company by providing favorable terms for them to purchase the Company’s Common Stock.

The Executive Deferred Compensation Plan is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company. This plan is expected to encourage the continued employment of the participating employees, whose management and individual performance are largely responsible for the success of the Company, and to facilitate the recruiting of key management and highly compensated employees required for the continued growth and profitability of the Company.

The Compensation Committee determined the salary levels of the Company’s senior officers, including the Chief Executive Officer, for fiscal year 2005, and the amounts of bonuses paid in 2006 for performance in fiscal year 2005. The compensation policies implemented by the Compensation Committee, which combine base salary and incentive compensation in the form of cash bonuses and long-term stock options, are designed to achieve the operating and acquisition strategies and goals of the Company. The Compensation Committee establishes base compensation for senior officers, including the Chief Executive Officer, based upon third-party compensation surveys, taking into account the other compensation components offered by the Company, the size and complexity of the Company, the experience and expected future contributions of each senior officer and other factors.

The Compensation Committee, after consultation with the Chief Executive Officer, has concluded that the grant of equity compensation to the Chief Executive Officer would likely not result in meaningfully greater incentive for him due to the Chief Executive Officer’s significant shareholdings in the Company.  As a result, the Compensation Committee and the Chief Executive Officer believe that options and other equity compensation that might otherwise be awarded to the Chief Executive Officer are more efficiently used for the benefit of stockholders by awarding them to employees other than himself, and the Compensation Committee relies primarily on cash in making the determination of the Chief Executive Officer’s compensation. This philosophy has been in place since the Company went public.

Cash bonuses for other senior officers are determined after the completion of each fiscal year, based upon an evaluation of the Company’s performance during the year as compared with certain fiscal goals of the Company for the year, together with each officer’s performance during such year and, in the case of the Chief Executive Officer, pursuant to the 2003 SEIP.

Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the Chief Executive Officer or any of the four other most highly compensated executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m). The Compensation Committee’s general policy, subject to all then prevailing relevant circumstances, is to attempt to structure the compensation arrangements of the Company to maximize deductions for federal income tax purposes. In connection with a review of Mr. Reese’s compensation package, the Board adopted and the stockholders approved the 2003 SEIP in part to maximize the deduction for compensation paid to Mr. Reese. With respect to Mr. Reese’s bonus paid in 2006 for performance in fiscal year 2005, the Compensation Committee timely certified in writing that the performance goals and other material terms of the 2003 SEIP were satisfied. The Compensation Committee also timely established, pursuant to the 2003 SEIP, the criteria for any bonus for which Mr. Reese may be eligible in 2007 for performance in fiscal year 2006.

The Compensation Committee proposed the amendment to the 2003 SEIP and the adoption of the 2006 SEIP described herein because the Compensation Committee believes that these changes are appropriate to maintain a competitive compensation package for the Company’s Chief Executive Officer and President, respectively.

COMPENSATION COMMITTEE
CLARKE H. BAILEY, Chairman
CONSTANTIN R. BODEN
ARTHUR D. LITTLE

ADDITIONAL INFORMATION

Change of Control Arrangement

The 1995 Plan provides for acceleration of the vesting of options and stock appreciation rights if the Company or any wholly owned subsidiary of the Company is a party to a merger or consolidation (whether or not the Company is the surviving corporation) in any transaction or series of related transactions and there is a “Limited Change of Control” of the Company. As of December 31, 2005, there were 60,074 unvested options under the 1995 Plan. The 1997 Plan and the 2002 Stock Incentive Plan do not contain this provision. A Limited Change of Control occurs if after the merger or consolidation (1) individuals who immediately prior to the merger or consolidation served as members of the Board no longer constitute a majority of the Board or the board of directors of the surviving corporation and (2) the voting securities of the Company outstanding immediately prior to the merger or consolidation do not represent (either by remaining outstanding or upon conversion into securities of the surviving corporation) more than 50% of the voting power of the securities of the Company or the surviving corporation immediately after the merger or consolidation.

Certain Relationships and Related Transactions

We lease space to an affiliated company, Schooner, for its corporate headquarters located in Boston, Massachusetts. For the year ended December 31, 2005, Schooner paid rent to us totaling $161,000. We lease two facilities from a trust of which Neal Goldman, Vice President, Business Development for Iron Mountain Information Management, Inc. is the beneficiary. Our aggregate rental payment for such facilities during 2005 was $978,000.

The Company paid compensation of approximately $259,000 and granted options to purchase an aggregate of 21,230 shares of Common Stock, with an exercise price of $27.88 per share that vest over five years, for the year ended December 31, 2005 to Mr. T. Anthony Ryan. Mr. Ryan is Senior Vice President, Real Estate, of the Company and is the brother of Vincent J. Ryan, a director of the Company. The Company believes that the terms of Mr. Ryan’s employment are no less favorable to it than would be negotiable with an unrelated third party.

In December 2005, Iron Mountain Europe Limited (“IME”) purchased a 20% interest in a Polish joint venture from USL Holdings LLC (“USL”) and another partner in the joint venture for aggregate cash consideration of $2,860,000, including costs associated with the transaction. USL received $1,300,000 for its 10% interest in the Polish joint venture. Schooner Trust, of which Mr. Vincent J. Ryan, a director of the Company, is the co-trustee, President and principal beneficial owner, owns 50% of USL. Under certain circumstances, IME has the right to acquire, and USL has the right to sell, USL’s remaining interest in the Polish joint venture at a formulaic price determined pursuant to an agreement between IME, USL and the other partner in the joint venture.

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2005. The Audit Committee has reviewed with management the scope and nature of the Company’s internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was acceptable at this time.

The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Commission on March 16, 2006. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE
CONSTANTIN R. BODEN, Chairman
ARTHUR D. LITTLE
KENT P. DAUTEN

Independent Registered Public Accounting Firm

The Company has submitted the selection of the Company’s independent registered public accounting firm to a stockholder vote, as set forth in Item 6 above.

The Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no audit or non-audit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to us for the fiscal year ended December 31, 2004 and December 31, 2005 were as follows:

	FY 2004	FY 2005
Audit Fees	$2,665,000	$3,016,000
Audit-Related Fees(1)	$128,000	$107,000
Tax Fees(2)	$437,000	$307,000
Subtotal	$3,230,000	$3,430,000
All Other Fees(3)	$3,000	$83,000
Deloitte & Touche LLP Total Fees	$3,233,000	$3,513,000

(1)          Audit Related Fees include benefit plan audits, due diligence and accounting consultations.

(2)          Tax Fees include tax return preparation, compliance work and foreign jurisdiction tax consulting.

(3)          All Other Fees include employee benefits consultations, purchase of tax software and related services and other miscellaneous services.

The Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

The total fees billed to us from Deloitte for services in 2004 and 2005 are set forth above. The Audit Committee approved the engagement of Deloitte to provide non-audit services because they determined that Deloitte’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2005, the Company’s executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements applicable to such persons.

Performance Graph

The following graph compares the percentage change in the cumulative total return on the Common Stock of the Company to the cumulative total returns of the S&P 500 Index and the Russell 1000 Index for the period from December 31, 2000 through December 31, 2005. This comparison assumes an investment of $100 on December 31, 2000 and the reinvestment of any dividends.

Comparison of 60 Month Cumulative Total Return
Among Iron Mountain, the S&P 500, and the Russell 1000

Other Matters

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, telephone number (617) 535-4766.

By Order of the Board of Directors,
GARRY B. WATZKE, Secretary
April 26, 2005

Appendix A

SECOND AMENDMENT TO THE IRON MOUNTAIN INCORPORATED

2002 STOCK INCENTIVE PLAN

1.     Section 3 of the Iron Mountain Incorporated 2002 Stock Incentive Plan (the “2002 Plan”) is amended by deleting the number “3,352,543” and inserting therefor “8,352,543.”

2.     Except as hereinabove amended, the provisions of the 2002 Plan shall remain in full force and effect.

A-1

Appendix B

AMENDMENT TO THE IRON MOUNTAIN INCORPORATED

2003 SENIOR EXECUTIVE INCENTIVE PROGRAM

1. Section 2 of the Iron Mountain Incorporated 2003 Senior Executive Incentive Program (the “2003 SEIP”) is hereby deleted in its entirety and replaced with the following:

“2. Annual Limit on Incentive Compensation. The maximum amount payable under this Program with respect to a fiscal year shall be the lesser of 3.0 times Mr. Reese’s annual base compensation for the fiscal year or $3,500,000.00 (the “Annual Limit”).”

2. Section 3 of the 2003 SEIP is hereby deleted in its entirety and replaced with the following:

“3. Eligibility for Incentive Compensation. While the outcome for the Corporation’s fiscal year to which the incentive compensation relates is substantially uncertain (but not more than 90 days after the start of that fiscal year), the Compensation Committee of the Board of Directors shall establish the criteria for the payment of the Annual Limit. Such criteria may be based on any one or more of the following business criteria:  EBITDA; OIBDA; gross revenues; growth rate; capital spending; return on investment capital; free cash flow; operating income; attaining budget; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures, international development and internal expansion. Any such criteria shall be adjusted as necessary to reflect acquisitions. If such objectives are not fully achieved, the Compensation Committee may provide that less than 100 percent of the Annual Limit shall be payable.”

3. Except as hereinabove amended, the provisions of the 2003 SEIP shall remain in full force and effect.

B-1

Appendix C

IRON MOUNTAIN INCORPORATED

2003 SENIOR EXECUTIVE INCENTIVE PROGRAM

1.                 Participant.   The sole participant in this Program shall be C. Richard Reese, Chairman of the Board and Chief Executive Officer.

2.                 Annual Limit on Incentive Compensation.   The maximum amount payable under this Program with respect to a fiscal year shall be the lesser of 2.5 times Mr. Reese’s annual base compensation for the fiscal year or $2,500,000.00 (the “Annual Limit”).

3.                 Eligibility for Incentive Compensation.   While the outcome for the Corporation’s fiscal year to which the incentive compensation relates is substantially uncertain (but not more than 90 days after the start of that fiscal year), the Compensation Committee of the Board of Directors shall establish the criteria for the payment of the Annual Limit. Such criteria may be based on any one or more of the following business criteria:  EBITDA; gross revenues; growth rate; capital spending; return on investment capital; free cash flow; operating income; attaining budget; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures and internal expansion. Any such criteria shall be adjusted as necessary to reflect acquisitions. If such objectives are not fully achieved, the Compensation Committee may provide that less than 100 percent of the Annual Limit shall be payable.

Following the close of the fiscal year, the Compensation Committee shall certify whether such criteria were satisfied.

4.                 Discretion to Reduce Incentive Compensation.   The Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, may, in its discretion, reduce the amount of incentive compensation otherwise payable for the fiscal year based on any of the following criteria:  extent to which the objective financial measurements achieved for the fiscal year satisfied the Corporation’s short-term or long-term goals; shareholder confidence in the Corporation, as evidenced in part by the Corporation’s stock price; and the effectiveness and wellness of the Corporation as a whole, taking into account, for example, labor relations and other similar matters.

5.                 Effective Date; Right to Amend and Terminate.   This 2003 Senior Executive Incentive Program shall be effective as of March 31, 2003 and shall be first applicable for the fiscal year that begins January 1, 2003; provided, however, that the material terms of this Program must be approved prior to any payment hereunder by an affirmative vote of a majority of the votes properly cast at a duly held meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding common stock is present, in person or by proxy.

The Program shall continue until terminated by the Board of Directors. The Board of Directors reserves the right to from time to time amend, modify or suspend this Program (or any part thereof).

6.                 Administration.   This Program shall be construed and administered in such a manner as to permit payments hereunder to satisfy the “performance-based” exception of Internal Revenue Code Section 162(m), and regulations and rulings promulgated thereunder (“Section 162(m)”). In the event that one or more members of the Compensation Committee are not “outside directors” within the meaning of Section 162(m), the duties of the Compensation Committee as set forth herein shall be performed by a committee or subcommittee of the Board of Directors consisting solely of two or more such “outside directors.”

C-1

Appendix D

IRON MOUNTAIN INCORPORATED

2006 SENIOR EXECUTIVE INCENTIVE PROGRAM

1.                 Participant.   The sole participant in this Program shall be the President of Iron Mountain Incorporated.

2.                 Annual Limit on Incentive Compensation.   The maximum amount payable under this Program with respect to a fiscal year shall be the lesser of 1.0 times the President’s annual base compensation for the fiscal year or $1,000,000.00 (the “Annual Limit”).

3.                 Eligibility for Incentive Compensation.   While the outcome for the Corporation’s fiscal year to which the incentive compensation relates is substantially uncertain (but not more than 90 days after the start of that fiscal year), the Compensation Committee of the Board of Directors shall establish the criteria for the payment of the Annual Limit. Such criteria may be based on any one or more of the following business criteria:  EBITDA; OIBDA; gross revenues; growth rate; capital spending; return on investment capital; free cash flow; operating income; attaining budget; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures, international development and internal expansion. Any such criteria shall be adjusted as necessary to reflect acquisitions. If such objectives are not fully achieved, the Compensation Committee may provide that less than 100 percent of the Annual Limit shall be payable.

Following the close of the fiscal year, the Compensation Committee shall certify whether such criteria were satisfied.

4.                 Discretion to Reduce Incentive Compensation.   The Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, may, in its discretion, reduce the amount of incentive compensation otherwise payable for the fiscal year based on any of the following criteria:  extent to which the objective financial measurements achieved for the fiscal year satisfied the Corporation’s short-term or long-term goals; stockholder confidence in the Corporation, as evidenced in part by the Corporation’s stock price; and the effectiveness and wellness of the Corporation as a whole, taking into account, for example, labor relations and other similar matters.

5.                 Effective Date; Right to Amend and Terminate.   This 2006 Senior Executive Incentive Program shall be effective as of May 25, 2006 and shall be first applicable for the fiscal year that begins January 1, 2007; provided, however, that the material terms of this Program must be approved prior to any payment hereunder by an affirmative vote of a majority of the votes properly cast at a duly held meeting of the stockholders of the Corporation at which a quorum representing a majority of all outstanding common stock is present, in person or by proxy.

The Program shall continue until terminated by the Board of Directors. The Board of Directors reserves the right to from time to time amend, modify or suspend this Program (or any part thereof).

6.                 Administration.   This Program shall be construed and administered in such a manner as to permit payments hereunder to satisfy the “performance-based” exception of Internal Revenue Code Section 162(m), and regulations and rulings promulgated thereunder (“Section 162(m)”). In the event that one or more members of the Compensation Committee are not “outside directors” within the meaning of Section 162(m), the duties of the Compensation Committee as set forth herein shall be performed by a committee or subcommittee of the Board of Directors consisting solely of two or more such “outside directors.”

D-1

April 26, 2006

Dear Stockholder:

It is my pleasure to invite you to the Company’s 2006 Annual Meeting in Boston, Massachusetts on Thursday, May 25, 2006, at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts.

The Annual Report to Stockholders, Notice of Meeting, proxy statement and form of proxy are included herein. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

Sincerely,
C. RICHARD REESE
Chairman of the Board and
Chief Executive Officer

PROXY

IRON MOUNTAIN INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 25, 2006

10:00 a.m.

One Post Office Square, 21st Floor

Boston, Massachusetts

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. RICHARD REESE and JOHN F. KENNY, JR., and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and to vote, as designated on the reverse hereof, all the common stock, $0.01 par value per share, of Iron Mountain Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 25, 2006 at 10:00 a.m., local time, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees for Director listed in Proposal 1 and FOR the approval of each of Proposals 2 through 6. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

IRON MOUNTAIN INCORPORATED
P.O. BOX 11250
NEW YORK, N.Y. 10203-0250

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please sign, Date and Return The Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in blue or black ink.

1.     Election of the following directors:

FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐

Nominees:	(01) Clarke H. Bailey,
(02) Constantin R. Boden,
(03) Kent P. Dauten,
(04) John F. Kenny, Jr.,
(05) Arthur D. Little,
(06) C. Richard Reese,
(07) Vincent J. Ryan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

2.	Approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approve an amendment to the 2002 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 3,352,543 to 8,352,543.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Approve an amendment to the 2003 Senior Executive Incentive Program to increase the maximum compensation payable thereunder and to modify and re-approve the payment criteria thereunder.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Approve the adoption of the 2006 Senior Executive IncentiveProgram.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	Ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
7.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                  ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT            ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer or if a partnership, please sign in full partnership name by an authorized person.

Date	Stockholder sign here	Co-Owner sign here